Corcept Therapeutics Announces First Quarter 2009 Results and Development Highlights

MENLO PARK, CA -- (Marketwire - May 11, 2009) - Corcept Therapeutics Incorporated (NASDAQ: CORT), a pharmaceutical company engaged in the development of drugs for the treatment of severe psychiatric and metabolic disorders, today reported financial results for the first quarter ended March 31, 2009.

"During the first quarter we continued to make progress across all of our development programs. We enrolled patients in our Phase 3 trials of CORLUX® in Cushing's Syndrome and psychotic depression -- indications for which there are significant unmet medical needs. We also generated confirmatory proof of concept data for the use of GR-II antagonists for the mitigation of weight gain and metabolic disturbances associated with the use of antipsychotic medications," said Joseph Belanoff, M.D., Chief Executive Officer of Corcept. "We believe these programs demonstrate the broad potential for our GR-II antagonist platform across a wide range of important metabolic and psychiatric diseases."

First Quarter and Recent Development Highlights

During the quarter we continued to execute on our strategy to move CORLUX toward the market expeditiously, demonstrate its broad potential in multiple indications, generate proof of concept data for our next-generation selective GR-II antagonists and conserve capital to support the operation of the company through the achievement of key milestones. We:

--  Enrolled patients in our 50-patient open-label Phase 3 trial of CORLUX in patients with Cushing's Syndrome.

--  Enrolled patients in our 450-patient double-blind placebo controlled
    Phase 3 trial of CORLUX in patients with psychotic depression on the previously announced scaled back basis to conserve capital in light of the company's financial constraints.

--  Announced positive results from a human proof of concept study of
    CORLUX, demonstrating the potential of GR-II antagonists to prevent weight gain and reduce levels of abdominal fat, fasting insulin, and triglycerides caused by initiation of treatment with Risperdal® (a leading antipsychotic for the treatment of schizophrenia and bipolar disorder marketed by Johnson & Johnson).

--  Announced positive results from two preclinical studies of one of our next-generation selective GR-II antagonists, CORT 108297, demonstrating the potential to both reduce weight gain caused by olanzapine and to prevent weight gain caused by initiation of treatment with olanzapine.  Olanzapine is the active ingredient in Lilly's Zyprexa®, which is indicated for the treatment of schizophrenia and bipolar disorder.

First Quarter and Financial Results

For the first quarter of 2009, Corcept reported a net loss of $5.5 million, or $0.11 per share, compared to a net loss of $3.9 million, or $0.10 per share, for the first quarter of 2008.

As of March 31, 2009, Corcept had cash, cash equivalents and marketable securities of $20.6 million, which included the collection in February 2009 of a note receivable of $6.0 million plus accrued interest. The total cash used in the company's operating activities for the first quarter of 2009 was $3.7 million.

Total operating expenses increased to $5.6 million for the first quarter of 2009, from $4.1 million for the same period in 2008. In the first quarter of 2009, research and development expenses increased to $4.2 million from $2.9 million in the first quarter of 2008. This increase in research and development expenses was due primarily to the costs associated with the clinical trials for the treatment of Cushing's Syndrome, the treatment of the psychotic features of psychotic depression, and the mitigation of weight gain caused by Risperdal, as well as increased spending with respect to the research program related to the study of new selective GR-II antagonists.

General and administrative expenses increased to $1.4 million for the first quarter of 2009, from $1.2 million for the same period in 2008, primarily attributable to increases in staffing and consultancy expenses.

Outlook for 2009

We expect continued progress in the development of CORLUX and our series of selective GR-II antagonists during 2009.

We remain on track to complete enrollment in our Phase 3 pivotal trial of CORLUX in Cushing's Syndrome by the end of 2009. We believe that the Cushing's program provides us with the best near-term value creation opportunity for our shareholders. The FDA granted us Orphan Drug Designation for CORLUX for the treatment of endogenous Cushing's Syndrome, which provides seven years of marketing exclusivity from the date of approval, as well as tax credits for clinical trial costs, marketing application filing fee waivers and assistance from the FDA in the drug development process.

We are continuing to enroll our Phase 3 trial in psychotic depression, on a limited basis. As previously announced, due to the relatively high cost of this program, length of the trial, and our current financial constraints, we have scaled back our planned rate of spending and extended the timeline for completion of this trial.

Based on the positive results from several preclinical studies of our next-generation selective GR-II antagonist, CORT 108297, for the mitigation of weight gain and related metabolic markers, as well as the positive proof-of-concept data with CORLUX, we plan to file an Investigational New Drug application (IND) for CORT 108297 by year-end.

"We continue to focus on Cushing's Syndrome and its near term opportunity, while advancing our other programs in a deliberate, cost effective manner," added Dr. Belanoff.

"We continue to anticipate our current cash balance is sufficient to operate the company into early 2010, even in the absence of any additional financing," said Caroline Loewy, Chief Financial Officer of Corcept.

About Cushing's Syndrome

Cushing's Syndrome is caused by prolonged exposure of the body's tissues to high levels of the hormone cortisol. Cushing's Syndrome is relatively rare and most commonly affects adults aged 20 to 50. An estimated 10 to 15 of every one million people are newly diagnosed with this syndrome each year with the number of currently treated patients in the US estimated to be in excess of 3,000. Symptoms vary, but most people have one or more of the following manifestations: high blood sugar, high blood pressure, upper body obesity, rounded face, increased fat around the neck, thinning arms and legs, severe fatigue and weak muscles. Irritability, anxiety, cognitive disturbances and depression are common. Cushing's Syndrome can affect every organ system in the body and can be lethal if not treated effectively.

About Psychotic Depression

Psychotic depression is a serious psychiatric disorder that affects approximately three million people annually in the United States. It is more prevalent than either schizophrenia or bipolar I disorder. The disorder is characterized by severe depression accompanied by delusions, hallucinations or both. People with psychotic depression are approximately 70 times more likely to commit suicide than the general population and often require lengthy and expensive hospital stays. There is no FDA-approved treatment for psychotic depression.

About Weight Gain associated with Antipsychotic Medications

The group of medications known as atypical antipsychotics, including olanzapine, risperidone, clozapine and quetiapine, are widely used to treat schizophrenia and bipolar disorder. All medications in this group are associated with treatment emergent weight gain of varying degrees and carry a warning label relating to treatment emergent hyperglycemia and diabetes mellitus. Weight gain and alterations in metabolic efficiency have been observed for many years in patients with abnormally high circulating cortisol.

About CORT 108297

CORT 108297 is one of several potent, selective antagonists of the GR-II (cortisol) receptor that we have discovered and for which Corcept owns worldwide rights. In in vitro binding affinity and functional assays it does not have affinity for the PR (progesterone), ER (estrogen), AR (androgen) or GR-I (mineralocorticoid) receptors.

About Corcept Therapeutics Incorporated

Corcept is a pharmaceutical company engaged in the development of drugs for the treatment of severe psychiatric and metabolic disorders. The company has two Phase 3 programs ongoing; CORLUX for the treatment of Cushing's Syndrome and CORLUX for the treatment of the psychotic features of psychotic depression. Corcept has also developed an extensive intellectual property portfolio that covers the use of GR-II antagonists in the treatment of a wide variety of psychiatric and metabolic disorders, including the prevention of weight gain caused by the use of antipsychotic medication.

Statements made in this news release, other than statements of historical fact, are forward-looking statements, including, for example, statements relating to Corcept's clinical development and research programs, the timing of the introduction of CORLUX and future product candidates, including CORT 108297, estimates of the timing of enrollment or completion of our clinical trials and the anticipated results of those trials, the ability to create value from CORLUX or other future product candidates and our estimates regarding our capital requirements, spending plans and needs for additional financing. Forward-looking statements are subject to a number of known and unknown risks and uncertainties that might cause actual results to differ materially from those expressed or implied by such statements. For example, there can be no assurances with respect to the cost, rate of spending, completion or success of clinical trials; financial projections may not be accurate; there can be no assurances that Corcept will pursue further activities with respect to the development of CORLUX, CORT 108297, or any of its other selective GR-II antagonists. These and other risk factors are set forth in the Company's SEC filings, all of which are available from our website (www.corcept.com) or from the SEC's website (www.sec.gov). We disclaim any intention or duty to update any forward-looking statement made in this news release.

                  CORCEPT THERAPEUTICS INCORPORATED
                      CONDENSED BALANCE SHEETS
                          (in thousands)

                                                   March 31,  December 31,
                                                      2009        2008
                                                 ------------ ------------
                                                  (Unaudited)    (Note)

ASSETS:
Current assets:
  Cash, cash equivalents and short-term
   investments                                    $     20,644 $     18,309
  Other current assets                                     328        1,270
                                                  ------------ ------------
    Total current assets                                20,972       19,579

Other assets                                               197          196
                                                  ------------ ------------
    Total assets                                  $     21,169 $     19,775
                                                  ============ ============

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
  Accounts payable                                $      1,571 $      1,304
  Other current liabilities                              1,712        1,558
                                                  ------------ ------------
    Total current liabilities                            3,283        2,862

Capital lease obligation, long-term portion                  4            6

Total stockholders' equity                              17,882       16,907
                                                  ------------ ------------

    Total liabilities and stockholders' equity    $     21,169 $     19,775
                                                  ============ ============

Note:  Derived from December 31, 2008 audited financial statements.

                     CORCEPT THERAPEUTICS INCORPORATED
                          STATEMENTS OF OPERATIONS
                   (in thousands, except per share amounts)

                                 (Unaudited)

                                                      For the Three Months
                                                        Ended March 31,
                                                       ------------------
                                                         2009      2008

Collaboration revenue                                  $     24  $     --
                                                       --------  --------
Operating expenses:
  Research and development*                               4,184     2,850
  General and administrative*                             1,374     1,233
                                                       --------  --------
    Total operating expenses                              5,558     4,083
                                                       --------  --------

Loss from operations                                     (5,534)   (4,083)
                                                       --------  --------

Interest and other income, net                               86       157
Other expense                                                (2)       (4)
                                                       --------  --------
    Net loss                                           $ (5,450) $ (3,930)
                                                       ========  ========

Basic and diluted net loss per share                   $  (0.11) $  (0.10)
                                                       ========  ========
Shares used in computing basic and diluted net loss per
 share                                                   49,763    40,235
                                                       ========  ========

*Includes non-cash stock-based compensation of the
 following:
    Research and development                           $     64  $     64
    General and administrative                              360       350
                                                       --------  --------
      Total non-cash stock-based compensation          $    424  $    414
                                                       ========  ========

CONTACT:
Caroline Loewy
Chief Financial Officer
Corcept Therapeutics
650-688-8783
cloewy@corcept.com
www.corcept.com